Exhibit 99

EXECUTION COPY

U.S. $17,000,000,000

CREDIT AGREEMENT

Dated as of December 19, 2008

Among

CELLCO PARTNERSHIP

VERIZON WIRELESS CAPITAL LLC

as Borrowers,

THE LENDERS NAMED HEREIN

as Initial Lenders,

and

BANK OF AMERICA, N.A.

as Administrative Agent,

CITIBANK, N.A.

MORGAN STANLEY SENIOR FUNDING, INC.

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

BARCLAYS BANK PLC

UBS SECURITIES LLC

as Syndication Agents,

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

GOLDMAN SACHS BANK USA

THE ROYAL BANK OF SCOTLAND PLC

as Co-Documentation Agents,

BANC OF AMERICA SECURITIES LLC

CITIGROUP GLOBAL MARKETS INC.

MORGAN STANLEY SENIOR FUNDING, INC.

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

BARCLAYS BANK PLC

UBS SECURITIES LLC

as Joint Lead Arrangers and Joint Bookrunners

i

ii

Schedules

Schedule 2.01	-	Commitments
Schedule 4.01(j)	-	Restricted Subsidiaries
Schedule 5.02(a)	-	Existing Liens

Exhibits

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Assumption
Exhibit D	-	Form of Opinion of Counsel for the Borrowers

Annexes

Annex I	-	Duration Fees

iii

CREDIT AGREEMENT

Dated as of December 19, 2008

Among Cellco Partnership, a Delaware general partnership (“Cellco”), Verizon Wireless Capital LLC, a Delaware limited liability company (“Capital LLC” and, together with Cellco, the “Borrowers”), the banks, financial institutions and other institutional lenders specified on Schedule 2.01 hereto (the “Initial Lenders”), and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Business” means Alltel Corporation and its Subsidiaries.

“Acquisition” means the acquisition of the Acquired Business by merger pursuant to the Merger Agreement.

“Act” has the meaning specified in Section 8.13.

“Additional Margin” means, with respect to any Eurodollar Rate Loan or Base Rate Loan, (a) prior to the date 90 days after the Funding Date, 0.00% per annum, (b) thereafter and prior to the date 180 days after the Funding Date, 0.50% per annum, (c) thereafter and prior to the date 270 days after the Funding Date, 1.00% per annum, (d) thereafter and prior to the date 300 days after the Funding Date, 1.50% per annum, (e) thereafter and prior to the date 330 days after the Funding Date, 2.00% per annum and (f) thereafter, 2.50% per annum.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent at Bank of America, N.A., Account Name: Credit Services, Account No. 1292000883, Routing No. 026009253, Attention: Nita Gerstung or another account of the Administrative Agent acceptable to the Borrowers and the Administrative Agent.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agency Fee Letter” means the Agency Fee Letter dated as of November 26, 2008 between the Borrowers and the Administrative Agent, as amended, restated, waived, supplemented or otherwise modified from time to time.

“Agent’s Group” has the meaning specified in Section 8.02(b)(iii).

“Alltel Term Debt” means the senior secured term loans of the Acquired Business outstanding under the Credit Agreement dated as of November 16, 2007 among Alltel Communications, Inc., Alltel

Corporation, the lenders party thereto and Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, as amended, supplemented or otherwise modified from time to time.

“Applicable Duration Fee Rate” means, for each Duration Fee Payment Date, the applicable rate set forth on Annex I hereto, based upon the aggregate principal amount of the Loans outstanding on such Duration Fee Payment Date.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable Rate” means, for any day with respect to any Eurodollar Rate Loan or Base Rate Loan, the applicable rate per annum set forth below under the caption “Eurodollar Rate Margin” or “Base Rate Margin”, respectively, based upon the rating level status that applies on such day:

Rating Level Status	Eurodollar Rate Margin	Base Rate Margin
Level I Status	2.50%	1.50%
Level II Status	3.00%	2.00%
Level III Status	3.50%	2.50%
Level IV Status	4.00%	3.00%

The parties agree that, for purposes of determining whether on any day Level I Status, Level II Status, Level III Status or Level IV Status applies, during any period during which there is no Rating from either Rating Agency, Level IV Status shall apply. If the Rating by either Rating Agency shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the date on which it is first announced by such Rating Agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change in Ratings and ending on the date immediately preceding the effective date of the next such change in Ratings. In the event that the Ratings differ by one level, the Applicable Rate shall be at the level corresponding to the higher rating (i.e., towards Level I). In the event that the Ratings differ by more than one level, the level applicable to the Rating shall be one level above (i.e., towards Level I) the lower of the two such differing levels. In the event that there is a Rating from only one Rating Agency, the Applicable Margin shall be at the level which corresponds to such Rating.

“Approved Electronic Communications” means each Communication that each Borrower is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that, solely with respect to delivery of any such Communication by a Borrower to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.08 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default, (iv) any service of process and

(v) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III or any other condition to any Borrowing or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 8.02(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and, so long as no Event of Default under Section 6.01(a) or (e) has occurred and is continuing, the Borrowers (such approval of the Borrowers not to be unreasonably withheld or delayed).

“Availability Period” means the period from and including the later of the Effective Date and January 6, 2009 to and including the earliest of (a) August 31, 2009, (b) the date immediately following the date of consummation of the Acquisition with or without the funding of the Loans, (c) the termination of the Merger Agreement and (d) the date of termination in full of the Commitments.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means a fluctuating interest rate per annum which shall at any time be equal to the higher of:

(a) the rate of interest announced publicly by Bank of America, N.A. (or, in the event that a successor Administrative Agent is appointed pursuant to Section 7.06, a bank of recognized standing selected by such successor Administrative Agent and satisfactory to the Borrowers) in New York, New York from time to time as Bank of America, N.A.’s (or such other bank’s) prime rate (the “Prime Rate”); and

(b)  1/2 of 1% per annum above the Federal Funds Rate;

provided that in no event shall such fluctuating interest rate per annum be less than the rate per annum equal to 1% plus the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to US Dollar deposits in the London interbank market) at approximately 11:00 A.M., London time, on such day (or if such day is not a Business Day, the immediately preceding Business Day), for US Dollar deposits with a term of one month.

Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Prime Rate, the Federal Funds Rate or the rate appearing on Reuters Screen LIBOR01 Page as set forth above shall take effect at the time of such change in the Prime Rate, the Federal Funds Rate or such rate appearing on Reuters Screen LIBOR01 Page, respectively.

“Base Rate Loan” means a Loan that bears interest as provided in Section 2.05(a)(i).

“Borrowers” has the meaning specified in the preamble hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of a borrowing of Eurodollar Rate Loans, having the same Interest Period.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City, provided that, if the applicable Business Day relates to any Eurodollar Rate Loans, “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and on which dealings are carried on in the London interbank market.

“Capital LLC” has the meaning specified in the preamble hereto.

“Cellco” has the meaning specified in the preamble hereto.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Loan pursuant to Section 2.01, expressed as an amount representing the principal amount of the Loan to be made by such Lender hereunder, as such amount may be reduced from time to time pursuant to Sections 2.04 or 2.08 or reduced or increased pursuant to Section 8.07. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have been assigned its Commitment. The initial aggregate principal amount of the Lenders’ Commitments is $17,000,000,000.

“Commitment Letter” means the commitment letter dated as of November 26, 2008 among the Borrowers, the Administrative Agent, the Joint Lead Arrangers and certain of the Initial Lenders, as amended, restated, waived, supplemented or otherwise modified from time to time.

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Loan Documents, each Borrower or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 2.07.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business for which collection proceedings have not been commenced, provided that trade payables for which collection proceedings have commenced shall not be included in the term “Debt” so long as the payment of such trade payables is being contested in good faith and by proper proceedings and for which appropriate reserves are being maintained), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other similar title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been, in accordance with GAAP, recorded as capital leases, (f) all obligations of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all net obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly, or indirectly through a Subsidiary, by such Person, or in effect guaranteed directly, or indirectly through a Subsidiary, by such Person through a written agreement either (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt or (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Debt Incurrence” means the incurrence after the date hereof by any Borrower or any of its Subsidiaries of any indebtedness for borrowed money as to which such Borrower or such Subsidiary receives Net Cash Proceeds, excluding (i) indebtedness incurred pursuant to (A) this Agreement and (B) the Fixed Rate Note, (ii) indebtedness of any Borrower to any Subsidiary, (iii) indebtedness of any Subsidiary to any Borrower or any other Subsidiary and (iv) other incurrences of indebtedness in an aggregate principal amount of up to $100,000,000, provided that the term “Debt Incurrence” shall in any event include any refinancing of and any increase in the amount available to Cellco under the Fixed Rate Note in excess of $9,000,000,000.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has (or is a Subsidiary of a Person that has) been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Designating Lender” has the meaning specified in Section 8.08(a).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that the term “Disposition” shall not include any loss of or damage to, or any condemnation or other taking of, any property.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in the Administrative Questionnaire delivered by such Lender to the Administrative Agent and the Borrowers or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.

“Duration Fee Payment Date” means each date listed under the heading “Duration Fee Payment Date” on Annex I hereto.

“Early Repayment Date” has the meaning specified in Section 2.03.

“EBITDA” means, for any period, the Consolidated net income of Cellco and its Consolidated Subsidiaries for such period plus, to the extent deducted in computing such Consolidated net income for such period, the sum (without duplication) of (a) income and franchise tax expense, (b) Interest Expense, (c) depreciation, amortization and other non-cash charges (except to the extent such non-cash charges represent an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense paid in a prior period), (d) extraordinary, unusual or otherwise non-recurring losses and charges (including non-recurring restructuring charges), (e) minority interest expense and (f) all fees and expenses in connection with the transactions contemplated by the Merger Agreement, minus, to the extent added in computing such Consolidated net income for such period (and without duplication), (a) any extraordinary, unusual or otherwise non-recurring gains for such period and (b) other non-cash gains (except (i) in respect of which cash was received in a prior period or will be received in a future period or (ii) which represent the reversal in such period of any accrual of, or cash reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required). If Cellco acquires (whether by purchase, merger, consolidation or otherwise) all or substantially all of the assets or property of any other Person, or engages in any Material Asset Sale (as defined below), during any period in respect of which EBITDA is to be determined hereunder, such EBITDA will be determined on a pro forma basis as if such acquisition or such Material Asset Sale occurred on the first day of the relevant period. For purposes of this definition, “Material Asset Sale” means any disposition of property or series of related dispositions of property that involves consideration (including non-cash consideration) with a fair market value in excess of $500,000,000.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (v) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or of the Cayman Islands, or a political subdivision of any such country, and having total assets in excess of $5,000,000,000 so long as such bank is acting through a branch or agency located in the United States or in the country in which it is organized or another country that is described in this clause (v); (vi) the central bank of any country that is a member of the Organization for Economic Cooperation and Development; or (vii) any other Person approved by the Administrative Agent and the Borrowers, such approval not to be unreasonably withheld or delayed; provided, however, that none of the Borrowers nor any of their Affiliates shall qualify as an Eligible Assignee.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Issuance” means any issuance or sale by any Borrower or any Restricted Subsidiary after the date hereof of (i) any of its capital stock or equivalent interests, (ii) any warrants or options exercisable in respect of its capital stock or equivalent interests or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in any Borrower or any Restricted Subsidiary; provided that “Equity Issuance” shall not include (x) any disposition by any Borrower or any Restricted Subsidiary of any Subsidiary thereof or (y) any such issuance or sale (i) pursuant to employee and other benefit plans established in the ordinary course of business, (ii) by Capital LLC or any Restricted Subsidiary to Cellco or to any Subsidiary of Cellco, (iii) by any Borrower to Verizon or any of its Subsidiaries (other than any Subsidiary of any Borrower) or Vodafone Group Plc or any of its Subsidiaries or (iv) by any Restricted Subsidiary that is a non-wholly owned Subsidiary to any present or future minority holder of capital stock or equivalent interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any Borrower, any Person that for purposes of Title IV of ERISA is a member of such Borrower’s controlled group, or under common control with such Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means, with respect to any Borrower, (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of such Borrower or any ERISA Affiliate thereof in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by such Borrower or any ERISA Affiliate thereof from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the imposition of a lien under Section 302(f) of ERISA with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that is reasonably expected to result in the termination of, or the appointment of a trustee to administer, a Plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in the Administrative Questionnaire delivered by such Lender to the Administrative Agent and the Borrowers or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Loan comprising part of the same Set, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to US Dollar deposits in the London interbank market) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for US Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Rate” for any Interest Period for each Eurodollar Rate Loan comprising part of the same Set shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in US Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loans comprising such Set and with a term equivalent to such Interest Period would be offered by the principal London office of the Administrative Agent to major banks in the London interbank eurodollar market at their request at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period, subject, however, to the provisions of Section 2.06. Notwithstanding the foregoing, the “Eurodollar Rate” for any such Interest Period shall be the rate per annum obtained by dividing (i) the rate per annum obtained by application of the foregoing provisions of this definition by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest as provided in Section 2.05(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Loans comprising part of the same Set means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined) having a term equal to such Interest Period.

“Event of Default” has the meaning specified in Section 6.01.

“Federal Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fitch” means Fitch Ratings Ltd.

“Fixed Rate Note” means the Fixed Rate Note made on July 1, 2005 by Verizon Financial Services LLC payable initially to the order of Verizon Global Funding Corp. in the amount of $9,000,000,000, as amended, restated, waived, supplemented or otherwise modified from time to time; provided that no amendment, restatement, supplement or other modification shall increase the amount available to be borrowed thereunder in excess of $9,000,000,000.

“Funding Date” means the date on which the Loans are made.

“GAAP” has the meaning specified in Section 1.03.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“IFRS” means the International Financial Reporting Standards set by the International Accounting Standards Board (or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or the SEC as the case may be) or any successor thereto, as in effect from time to time.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Information” has the meaning specified in Section 8.14.

“Initial Lenders” has the meaning specified in the preamble hereto.

“Interest Expense” means, for any period, the interest expense of Cellco and its Consolidated Subsidiaries for such period determined on a Consolidated basis in accordance with GAAP.

“Interest Period” means, for each Eurodollar Rate Loan comprising part of the same Set, the period commencing on the date of such Eurodollar Rate Loan or the date of the Conversion of any Base Rate Loan into such Eurodollar Rate Loan and ending on the last day of the period selected by the Borrowers pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Loans, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrowers pursuant to the provisions below (or the day provided pursuant to Section 2.06(c)). The duration of each such Interest Period shall be one, two, three or six months (or such other period, in the case of a period shorter than six months, as the Administrative Agent may approve or, in the case of a period longer than six months, as each Lender may approve), as the Borrowers may, except as set forth in Section 2.06(c), upon notice received by the Administrative Agent not later than 11:00 A.M. on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i)	no Interest Period shall end after the Maturity Date;

(ii)	Interest Periods commencing on the same date for Eurodollar Rate Loans comprising part of the same Set shall be of the same duration;

(iii)	whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iv)	whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Joint Lead Arrangers” means Banc of America Securities LLC, Citigroup Global Markets Inc., Morgan Stanley Senior Funding, Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Barclays Bank PLC and UBS Securities LLC.

“Lender Appointment Period” has the meaning specified in Section 7.06.

“Lenders” means the Initial Lenders, and each Person that shall become a party hereto pursuant to Section 8.07.

“Level I Status” applies on any date if on such date Cellco’s Rating is A+ or higher by S&P or A1 or higher by Moody’s, subject to the last paragraph of the definition of “Applicable Rate” hereunder.

“Level II Status” applies on any date if on such date (i) Level I Status does not apply and (ii) Cellco’s Rating is A- or higher by S&P or A3 or higher by Moody’s, subject to the last paragraph of the definition of “Applicable Rate” hereunder.

“Level III Status” applies on any date if on such date (i) neither Level I Status nor Level II Status applies and (ii) Cellco’s Rating is BBB+ or higher by S&P or Baa1 or higher by Moody’s, subject to the last paragraph of the definition of “Applicable Rate” hereunder.

“Level IV Status” applies on any date if none of Level I Status, Level II Status or Level III Status applies on such date.

“Leverage Ratio” means, on the last day of any period of four fiscal quarters of Cellco, the ratio of (a) long-term debt and debt maturing within one year on such day of Cellco and its Consolidated Subsidiaries (in each case, of the type reflected in the most recently delivered Consolidated balance sheet of Cellco) to (b) EBITDA for such period.

“Lien” means any lien, security interest or other charge or encumbrance of any kind.

“Loan” means a loan by a Lender to any Borrower pursuant to this Agreement and refers to a Base Rate Loan or a Eurodollar Rate Loan. Each of a Base Rate Loan and a Eurodollar Rate Loan shall be a “Type” of Loan.

“Loan Documents” means, collectively, this Agreement, the Notes, if any, the Agency Fee Letter and each certificate, agreement or document executed by any Borrower and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of Cellco or Cellco and its Subsidiaries taken as a whole; provided that “Material Adverse Change” shall not include any change resulting from the consummation of any of the transactions contemplated by the Merger Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition or operations of Cellco and its Subsidiaries, taken as a whole or (b) the ability of any Borrower to perform its obligations under this Agreement or any Note; provided that “Material Adverse Effect” shall not include any effect resulting from the consummation of any of the transactions contemplated by the Merger Agreement.

“Maturity Date” means the date that is 364 days after the Funding Date, provided that, if such date shall not be a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Merger Agreement” means the Agreement and Plan of Merger dated as of June 5, 2008 among Cellco, AirTouch Cellular, Alltel Corporation, Atlantis Holdings LLC and Abraham Merger Corporation, as amended, restated, waived, supplemented or otherwise modified from time to time.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means, with respect to any Borrower, a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which such Borrower or any ERISA Affiliate thereof is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means, with respect to any Borrower, a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Borrower or any ERISA Affiliate thereof and at least one Person other than such Borrower and the ERISA Affiliates thereof or (b) was so maintained and in respect of which such Borrower or any ERISA Affiliate thereof could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, (a) with respect to any Disposition by any Borrower or any of its Subsidiaries, the aggregate amount of all cash proceeds (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or otherwise, but only as and when received) received by such Borrower or such Subsidiary in respect of such Disposition, net of (i) all attorneys’ fees, accountants’ fees, brokerage, consultant and other customary fees and commissions, title and recording tax expenses and other fees and expenses incurred by such Borrower or such Subsidiary in connection with such Disposition, (ii) all taxes paid or reasonably estimated to be payable as a result thereof, (iii) any liabilities or obligations associated with the assets disposed of in such Disposition and retained, indemnified or insured by any Borrower or any of its Subsidiaries after such Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Disposition, (iv) all payments made, and all installment payments required to be made, with respect to any obligation (x) that is secured by any assets subject to such Disposition, in accordance with the terms of any Lien upon such assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Disposition, or by applicable law, be repaid out of the proceeds from such Disposition, (v) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Disposition, or to any other Person (other than any Borrower or any of its Subsidiaries) owning a beneficial interest in the assets disposed of in such Disposition and (vi) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by any Borrower or any of its Subsidiaries, until such time as such claim shall have been settled or otherwise finally resolved or (y) paid or payable by any Borrower or any of its Subsidiaries, in either case in respect of such Disposition and (b) with respect to any Equity Issuance or Debt Incurrence, the aggregate amount of all cash proceeds received by the Borrowers and their Subsidiaries in respect of such Equity Issuance or Debt Incurrence, net of fees, expenses, costs, underwriting discounts and commissions incurred by the Borrowers and their Subsidiaries in connection therewith and net of taxes paid or estimated to be payable as a result thereof.

“Note” means a promissory note of any Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.14 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Loan made to such Borrower by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Obligations” has the meaning specified in Section 8.17(a).

“Other Taxes” has the meaning specified in Section 2.12(b).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means, with respect to any Person, (a) Liens for taxes, assessments and governmental charges and levies to the extent not required to be paid under Section 5.01(b); (b) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation; (c) pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which such Person is a party; (d) deposits to secure public or statutory obligations of such Person; (e) materialmen’s, mechanics’, carriers’, workers’, repairmen’s and other like Liens in the ordinary course of business, or deposits to obtain the release of such Liens to the extent such Liens, in the aggregate, would not have a Material Adverse Effect; (f) deposits to secure surety and appeal bonds to which such Person is a party; (g) other pledges or deposits for similar purposes in the ordinary course of business, including pledges and deposits to secure indemnity, performance or other similar bonds and in connection with insurance maintained in accordance with Section 5.01(c); (h) Liens created by or resulting from any litigation or legal proceeding which at the time is currently being contested in good faith by appropriate proceedings; (i) leases made, or existing on property acquired, in the ordinary course of business; (j) landlords’ Liens under leases to which such Person is a party; and (k) zoning restrictions, easements, licenses, and restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of such Person or the value of such property for the purpose of such business.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Public Debt Rating” means, with respect to any Person, as of any date, the lowest rating that has been most recently announced by any of S&P, Moody’s and Fitch, as the case may be, for any class of non credit enhanced long term senior unsecured debt issued by such Person. For purposes of the foregoing, (a) if any rating established by S&P, Moody’s or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (b) if S&P, Moody’s or Fitch shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be.

“Rating” means (i) with respect to a “Rating” by S&P, the rating that has been most recently announced by S&P as Cellco’s long-term local issuer credit rating or, if available, the rating that has been most recently announced by S&P for the non credit enhanced long term senior unsecured debt issued by Cellco, and (ii) with respect to a “Rating” by Moody’s, the rating that has been most recently announced by Moody’s for the non credit enhanced long term senior unsecured debt issued by Cellco.

“Rating Agency” means each of S&P and Moody’s.

“Register” has the meaning specified in Section 8.07(d).

“Related Indemnity Person” means, with respect to any Person, any other Person, so long as both Persons are any of an Institution, such Institution’s Affiliates, and such Institution’s and such Affiliates’ respective officers, directors, employees, agents and advisors. For purposes of the foregoing, “Institution” means the Administrative Agent, any Joint Lead Arranger or any Lender.

“Related Party” means, with respect to any Person, any other Person, so long as both Persons are any of an Institution, such Institution’s Affiliates, and such Institution’s and such Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors. For purposes of the foregoing, “Institution” means the Administrative Agent, any Joint Lead Arranger, or any Lender.

“Required Lenders” means, at any time, Lenders having at least a majority in interest of the sum of the outstanding principal amount of the Loans and the unused Commitments in effect at such time; provided that the portion of the aggregate outstanding principal amount of the Loans held by or, if no Loans are outstanding, the Commitment of, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requisite Amount” has the meaning specified in Section 6.01(d).

“Restricted Subsidiary” means each Subsidiary of Cellco listed on Schedule 4.01(j) hereto (as such Schedule may be amended, supplemented or otherwise modified from time to time by Cellco in accordance with Section 8.01(c)).

“Restricting Information” has the meaning specified in Section 8.02(c).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“SEC” means the U.S. Securities and Exchange Commission.

“Set” means the collective reference to Eurodollar Rate Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Single Employer Plan” means, with respect to any Borrower, a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Borrower or any ERISA Affiliate thereof and no Person other than such Borrower and the ERISA Affiliates thereof or (b) was so maintained and in respect of which such Borrower or any ERISA Affiliate thereof could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Specified Asset Sale” means (x) any permanent Disposition or series of related permanent Dispositions by any Borrower or any of its Subsidiaries after the date hereof not in the ordinary course of business (as determined in good faith by the Borrowers); provided that no such Disposition or series of related permanent Dispositions shall constitute a Specified Asset Sale unless the Net Cash Proceeds from such Disposition or series of related permanent Dispositions exceed $10,000,000 in the aggregate; and (y) any permanent Disposition by any Borrower or any of its Subsidiaries after the date hereof of any of the 105 cellular market areas agreed with the Department of Justice and the Federal Communications Commission to be disposed of in connection with the Acquisition, which together comprise overlapping properties in Alabama, Arizona, California, Colorado, Georgia, Idaho, Illinois, Iowa, Kansas, Michigan, Minnesota, Montana, Nebraska, Nevada, New Mexico, North Carolina, North Dakota, Ohio, South Carolina, South Dakota, Tennessee, Utah, Virginia and Wyoming and represent approximately 2.3 million customers.

“SPV” has the meaning specified in Section 8.08(a).

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” has the meaning specified in Section 2.12(a).

“Term Sheet” means the Summary of Terms and Conditions attached as Exhibit A to the Commitment Letter and distributed to the Initial Lenders on Intralinks.

“Type” has the meaning specified in the definition of Loan.

“US Dollars” or “$” means the lawful money of the United States of America.

“Verizon” means Verizon Communications Inc., a Delaware corporation.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.02. Computation of Time Periods; Terms Generally. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns and (c) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

SECTION 1.03. Accounting Terms.

(a) All terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles in the United States of America (“GAAP”), as in effect from time to time, except as otherwise specifically prescribed in clause (b) below.

(b) If at any time the SEC permits or requires United States reporting companies to use IFRS in lieu of GAAP for reporting purposes, the Borrowers may notify the Administrative Agent that they have elected to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean IFRS as in effect from time to time; provided that, to the extent that such election would affect any financial ratio set forth in this Agreement or requirement set forth in Section 5.01(i), (i) the Borrowers shall provide to the Administrative Agent financial statements and other documents reasonably requested by the Administrative Agent or any Lender setting forth a reconciliation with respect to such ratio or requirement made before and after giving effect to such election and (ii) if the Borrowers, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Required Lenders and the Borrowers shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such change.

SECTION 1.04. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

SECTION 2.01. The Loans. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Loans on a single Business Day during the Availability Period, in US Dollars, to any Borrower (or to each Borrower) in an aggregate principal amount specified by such Borrower (or Borrowers) not exceeding such Lender’s Commitment. Amounts repaid or prepaid in respect of the Loans may not be reborrowed. The Borrowing shall be in an aggregate amount of $100,000,000 or an integral multiple of $1,000,000 in excess thereof and shall be made by the Lenders ratably according to their respective Commitments.

SECTION 2.02. Making the Loans.

(a) The Borrowing of Loans shall be made on notice, given not later than 11:00 A.M. (i) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Loans or (ii) on the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Loans, and the Administrative Agent shall give each Lender prompt notice thereof by telecopier. Each such notice (a “Notice of Borrowing”) shall be in writing in substantially the form of Exhibit B hereto, specifying therein (i) the requested Type of Loans comprising the Borrowing, (ii) the aggregate amount of such Borrowing, (iii) in the case of a Borrowing consisting of Eurodollar Rate Loans, the initial Interest Period for each such Loan and (iv) the identity of the Borrower to which the Loans are to be made. Each Lender shall, before 12:00 noon (or such other time agreed upon by the Borrowers and the Administrative Agent) on the date of the applicable Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the applicable Borrower at the Administrative Agent’s address referred to in Section 8.02.

(b) A Notice of Borrowing shall be binding on the Borrowers unless revoked in writing prior to the Borrowing of the Loans. In the case of a Borrowing that the Notice of Borrowing specifies is to be comprised of Eurodollar Rate Loans, the Borrowers shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any revocation of a Notice of Borrowing pursuant to the immediately preceding sentence or any failure to fulfill on or before the date of Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such Borrowing when such Loan, as a result of such failure, is not made on such date.

(c) Anything in subsection (a) above to the contrary notwithstanding, the Borrowers may not select Eurodollar Rate Loans for any Borrowing if the aggregate obligation of the Lenders to make Eurodollar Rate Loans shall be suspended pursuant to Section 2.06 or 2.10.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of a Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of Borrowing in accordance with subsection (a) above and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrowers severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrowers, the interest rate applicable at the time to Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement and the Borrowers shall be relieved of their respective obligations to repay such amount under this subsection (d). Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(e) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the making of such Loan set forth in Article III are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f) The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 8.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 8.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 8.04(c).

(g) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

SECTION 2.03. Repayment of Loans. The Borrowers shall repay the principal amount of the Loans to the Administrative Agent for the account of the Lenders as follows:

(i) on the date 180 days after the Funding Date (the “Early Repayment Date”), an amount equal to $3,000,000,000; and

(ii) on the Maturity Date, the aggregate outstanding principal amount of the Loans of the Lenders;

provided that any prepayment of the Loans made pursuant to Section 2.08(a) or 2.08(b)(i) shall be applied to reduce the scheduled repayment of Loans under clause (i) of this Section 2.03 (and any prepayment of Loans made pursuant to Section 2.08(b)(ii) or 2.08(b)(iii) shall not reduce the scheduled repayment of Loans under clause (i) of this Section 2.03); provided further that no repayment of the Loans shall be required under clause (i) of this Section 2.03 if the aggregate principal amount of the Loans outstanding on the Early Repayment Date (before giving effect to any repayment on such date) is less than or equal to $6,000,000,000 (regardless of whether any reduction of the principal amount of the Loans was the result of any prior prepayment pursuant to Section 2.08(b)(ii) or 2.08(b)(iii) or otherwise).

SECTION 2.04. Termination or Reduction of the Commitments. The Commitments shall be automatically and permanently reduced to zero on the earlier of the funding of the Loans on the Funding Date and the last day of the Availability Period. The Borrowers shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the Commitments of the Lenders; provided that on or prior to December 31, 2008 the Borrowers may provide the Administrative Agent same day notice (regardless of time of day) of any termination or reduction of the Commitments of the Lenders. Each partial reduction of the Commitments shall be in the aggregate amount of $25,000,000 or an integral multiple of $1,000,000 in excess thereof and, once terminated, a Commitment may not be reinstated. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Commitments under this Section 2.04. Upon any reduction of the Commitments, the Commitment of each Lender shall be reduced by such Lender’s ratable portion of such reduction amount. All fees in respect of the Commitments accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.

SECTION 2.05. Interest.

(a) Scheduled Interest. The Borrowers shall pay interest on the unpaid principal amount of each Loan owing to each Lender from the Funding Date until such principal amount of such Loan shall be paid in full, at the following rates per annum:

(i) Base Rate Loans. During such periods as such Loan is a Base Rate Loan, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Rate in effect from time to time plus (z) the Additional Margin in effect from time to time, payable, in the case of such Loan, in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Loan shall be Converted or paid in full.

(ii) Eurodollar Rate Loans. During such periods as such Loan is a Eurodollar Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of (x) the Eurodollar Rate for such Interest Period for such Loan plus (y) the Applicable Rate in effect from time to time plus (z) the Additional Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Loan shall be Converted or paid in full.

(iii) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Borrowers shall pay interest on the overdue amount of principal, interest or fees, as the case may be, at a rate per annum which is (x) in the case of overdue principal, the rate that would be otherwise applicable thereto pursuant to clause (a)(i) or (a)(ii) of this Section 2.05 plus 2%, (y) in the case of overdue interest, the rate that would be otherwise applicable to the principal of the related Loan pursuant to clause (a)(i) or (a)(ii) of this Section 2.05 plus 2% (and not pursuant to subclause (x) of this clause (a)(iii)) and (z) in the case of fees, the rate described in clause (a)(i) of this Section 2.05 plus 2%.

SECTION 2.06. Interest Rate Determination.

(a) The Administrative Agent shall give prompt notice to the Borrowers and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.05(a)(i) or (ii).

(b) If, with respect to any Eurodollar Rate Loans, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Loans will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrowers and the Lenders. Thereafter, (i) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan, and (ii) the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

(c) If the Borrowers shall fail to select the duration of any Interest Period for any Eurodollar Rate Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrowers and the Lenders and such Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into (or continue as) Eurodollar Rate Loans with an Interest Period of one month (subject to the provisions set forth in the definition of “Interest Period”).

(d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Loans comprising any Borrowing or Set shall be reduced, by payment or prepayment or otherwise, to less than $25,000,000, such Loans shall automatically Convert into Base Rate Loans.

(e) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan and (ii) the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended.

SECTION 2.07. Optional Conversion of Loans. The Borrowers may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.06 and 2.10, Convert Loans of one Type into Loans of the other Type; provided, however, that any Conversion of Eurodollar Rate Loans into Base Rate Loans shall be made only on the last day of an Interest Period for such Eurodollar Rate Loans and any Conversion of Base Rate Loans into Eurodollar Rate Loans shall be in an amount not less than $25,000,000. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Loans to be Converted and (iii) if such Conversion is into Eurodollar Rate Loans, the duration of the initial Interest Period for each such Loan or portion thereof. Each notice of Conversion shall be irrevocable and binding on the Borrowers.

SECTION 2.08. Prepayments of Loans.

(a) Optional Prepayments. The Borrowers may prepay the outstanding principal amount of the Loans, in whole or ratably in part; provided, however, that each partial prepayment shall be in an aggregate principal amount of $25,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b) Mandatory Prepayments.

(i) Upon any Specified Asset Sale, the Borrowers shall ratably prepay the Loans, and if the Borrowing has not occurred the Commitments shall be subject to automatic ratable reduction, in an aggregate amount equal to 100% of the Net Cash Proceeds thereof, such prepayment to be effected within five Business Days after the consummation of such Specified Asset Sale; provided that no such prepayment shall be required or reduction shall occur until the Borrowers or their respective Subsidiaries have received such Net Cash Proceeds and provided further that, in the case of a Specified Asset Sale of the type specified in clause (x) of the definition thereof, no such prepayment shall be required or reduction shall occur until the amount of Net Cash

Proceeds from all such Specified Assets Sales that have not previously been applied to prepay the Loans, or subjected the Commitments to automatic reduction, exceeds $300,000,000 in the aggregate, and then only the excess over $300,000,000 shall be used to prepay the Loans or subject the Commitments to automatic reduction.

(ii) Upon any Equity Issuance or Debt Incurrence, the Borrowers shall ratably prepay the Loans, and if the Borrowing has not occurred the Commitments shall be subject to automatic ratable reduction, in an aggregate amount equal to 100% of the Net Cash Proceeds thereof, such prepayment to be effected within three Business Days after such Equity Issuance or Debt Incurrence.

(iii) If any portion of the proceeds of the Loans (the “Unapplied Amount”) shall not be applied within ten days of the Funding Date to finance (i) the Acquisition, (ii) the purchase, repurchase, redemption, acquisition or other retirement or refinancing of any indebtedness, and/or payments in connection with hedging arrangements, of the Acquired Business and/or (iii) other transactions relating to any of the foregoing (including payment of fees and expenses in connection with any of the foregoing), the Borrowers shall ratably prepay the Loans in an aggregate amount equal to the Unapplied Amount, such prepayment to be effected on or before the Business Day on or immediately following the date that is ten days after the Funding Date.

(iv) If any prepayment of Loans required under this Section 2.08(b) would result in the Borrowers incurring breakage costs under Section 8.04(d) with respect to any Eurodollar Rate Loans having an Interest Period with a duration of, or expiring within, one month or less (the “Affected Loans”), at the request of the Borrowers an amount equal to the aggregate principal amount of the Affected Loans, together with accrued interest thereon to the date of deposit, shall be deposited in an escrow account pursuant to arrangements reasonably satisfactory to the Borrowers and the Lenders and applied to the prepayment of the Affected Loans on the last day of the next-expiring Interest Period for the Affected Loans (or such earlier date or dates as shall be requested by the Borrowers), together with accrued interest on the Affected Loans at the rate provided for in Section 2.05(a)(ii).

(c) Notices. Prepayments pursuant to this Section 2.08 shall be made upon notice to the Administrative Agent not later than 11:00 A.M. on any Business Day for Base Rate Loans, and upon at least three Business Days’ notice for Eurodollar Rate Loans, stating the proposed date and aggregate principal amount of the applicable prepayment. Upon receipt of a notice of prepayment pursuant to this clause (c), the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such prepayment and such notice shall not thereafter be revocable.

(d) Other Amounts. All prepayments pursuant to this Section 2.08 shall be accompanied by interest on the principal amount prepaid accrued to the date of such prepayment. In the event of any prepayment of Eurodollar Rate Loans pursuant to this Section 2.08, the Borrowers shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(d).

SECTION 2.09. Increased Costs.

(a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any written guideline or request from any central bank or other governmental authority each of which is effective after the date hereof (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans (excluding for purposes of this Section 2.09 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost (whether or not such increased costs arise prior to the receipt of written notification from such central bank or other governmental authority), provided that the Borrowers shall not be required to pay any such increased costs to the extent such increased costs accrued prior to the date that is six months prior to such notice, and provided further that, if such change, event or circumstance giving rise to such increased costs has a retroactive effect, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof. A certificate as to the amount of such increased cost, submitted to the Borrowers and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent error in the calculation of such amount.

(b) If any Lender determines that compliance with any law or regulation or any written guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s Commitments hereunder, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation (whether or not such amounts arise prior to the receipt of written notification from such central bank or other governmental authority) in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s Commitments hereunder, provided that the Borrowers shall not be required to compensate such Lender to the extent such amounts arose prior to the date that is six months prior to such notice, and provided further that, if such change, event or circumstance giving rise to such increased costs has a retroactive effect, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof. A certificate as to such amounts submitted to the Borrowers and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent error in the calculation of such amounts.

(c) Any Lender claiming any additional amounts payable pursuant to this Section 2.09 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to minimize such additional amounts and to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise notably disadvantageous to such Lender. The Borrowers shall reimburse such Lender for such Lender’s reasonable expenses incurred in connection with such change or in considering such a change in an amount not to exceed the Borrowers’ pro rata share of such expenses based on such Lender’s Loans to the Borrowers and the total loans of such Lender to its similarly situated customers.

SECTION 2.10. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority having relevant jurisdiction asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Loans or to fund or maintain Eurodollar Rate Loans hereunder, (i) each Eurodollar Rate Loan, will automatically, upon such demand, Convert into a Base Rate Loan and (ii) the obligation of the Lenders to make Eurodollar Rate Loans or to Convert Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.11. Payments and Computations.

(a) The Borrowers shall make each payment hereunder and under the Notes, if any, not later than 2:00 P.M. on the day when due, in US Dollars, to the Administrative Agent at the Administrative Agent’s Account in same day funds, without set-off, counterclaim or deduction. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest ratably (other than amounts payable pursuant to Section 2.09, 2.12 or 8.04(d)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the Notes, if any, in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. All payments received by the Administrative Agent after 2:00 P.M. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) All computations of interest based on the Base Rate at times when the Base Rate is based on the “Prime Rate” shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent error in the calculation of such interest rate.

(c) Whenever any payment hereunder or under the Notes, if any, shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Lenders that the Borrowers will not make such payment in full, the Administrative Agent may assume that the Borrowers has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrowers shall not have so made such payment in full to the Administrative Agent each Lender severally agrees to repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.12. Taxes.

(a) Subject to subsections (e) and (f) below, any and all payments by the Borrowers hereunder or under the Notes, if any, shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto imposed by the United States or any political subdivision thereof (or in the case of any payments by or on behalf of any Borrower through an account or branch outside the United States or by or on behalf of any Borrower by a payor that is not a United States person such payments shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto imposed by a foreign jurisdiction or any political subdivision thereof), excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being herein referred to as “Taxes”). Subject to subsections (e) and (f) below, if any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Within 30 days after the date of any payment of Taxes, the Borrowers shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof. For purposes of this subsection (a) and subsection (e) below, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(b) In addition, the Borrowers agree to pay any stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes as a result of the introduction of or any change in or in the interpretation of any law or regulation after the Effective Date (herein referred to as “Other Taxes”).

(c) Subject to subsections (d), (e) and (f) below, the Borrowers shall indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (to the extent not previously paid under subsection (a) or (b) above) imposed on or paid by such Lender or the Administrative Agent, as the case may be, and any liability (including penalties, interest, expenses and any taxes imposed by any jurisdiction on amounts payable under this Section 2.12) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent, as the case may be, makes written demand therefor.

(d) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Borrowers (but only so long as such Lender remains lawfully able to do so), shall provide each of the Administrative Agent and the Borrowers with two properly and accurately completed and duly executed original Internal Revenue Service forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, establishing that payments to such Lender are not subject to United States Federal withholding tax under the Internal Revenue Code because such payment is either effectively connected with the conduct by such Lender of a trade or business in the United States or totally exempt from United States Federal withholding tax by reason of the application of an income tax treaty to which the United States is a party. If any Lender which is organized under the laws of a jurisdiction outside the United States is unable to provide the above-described forms for a relevant interest period (or if the Lender’s appropriate personnel responsible for providing the forms actually become aware that the forms provided by it are inaccurate), such Lender shall notify the Borrowers in writing prior to or immediately upon the commencement of such relevant interest period.

(e) For any period with respect to which a Lender has failed to provide the Borrowers with the appropriate form described in Section 2.12(d) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form is no longer required to establish an exemption from United States Federal withholding tax), such Lender shall not be entitled to indemnification under subsection (a) or (c) above with respect to Taxes imposed by the United States by reason of such failure and the Borrowers shall be entitled to withhold Taxes from payments to such Lender; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall take such steps at such Lender’s expense as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(f) Notwithstanding anything else contained in this Section 2.12, the Borrowers shall only be required to pay additional sums with respect to Taxes (subject to subsection (h) below) to a Lender or the Administrative Agent, as the case may be, pursuant to subsection (a) or (c) above if the obligation to pay such Taxes results from such Lender’s or the Administrative Agent’s, as the case may be, inability to obtain a complete exemption from Taxes as a result of (i) any amendment to the laws (or any regulations thereunder), or any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority adopted or enacted after the date hereof (or in the case of an entity that becomes a Lender after the date hereof, the date such entity becomes a Lender), (ii) an amendment, modification or revocation of any existing applicable tax treaty ratified, enacted or amended after the date hereof (or in the case of an entity that becomes a Lender after the date hereof, the date such entity becomes a Lender), or (iii) the ratification of a new tax treaty ratified after the date hereof (or in the case of an entity that becomes a Lender after the date hereof, the date such entity becomes a Lender).

(g) In the event that any Borrower makes an additional payment under subsection (a) or (c) above for the account of any Lender or the Administrative Agent and such Lender or the Administrative Agent, as the case may be, in its sole opinion, determines that it has finally and irrevocably received or been granted a credit against, or relief or remission from, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Lender or the Administrative Agent, as the case may be, shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to such Borrower such amount as such Lender or the Administrative Agent, as the case may be, shall, in its sole opinion, have determined is attributable to such deduction or withholding and will leave such Lender or the Administrative Agent, as the case may be, (after such payment) in no worse position than it would have been had such Borrower not been required to make such deduction or withholding. Nothing contained herein shall (i) interfere with the right of a Lender or the Administrative Agent to arrange its tax affairs in whatever manner it thinks fit or (ii) oblige any Lender or the Administrative Agent to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or (iii) require any Lender or the Administrative Agent to take or refrain from taking any action that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled. Each Lender and the Administrative Agent shall reasonably cooperate with the Borrowers at the Borrowers’ written request and sole expense, in contesting any Tax or Other Tax the Borrowers would bear pursuant to this Section 2.12; provided, however, that (i) no tax return of such Lender or the Administrative Agent is or would be held open as a result of such contest, (ii) neither such Lender nor the Administrative Agent is required to reopen a tax year that has already closed and (iii) such Lender and the Administrative Agent shall, in the sole opinion of such Lender and the Administrative Agent, respectively, have determined that such contest will leave such Lender and the Administrative Agent, respectively, in no worse position than it would have been in had it not contested such Tax or Other Tax. Nothing contained herein shall interfere with the right of a Lender, or the Administrative Agent to arrange its tax affairs in whatever manner it thinks fit, if in the sole judgment of such Lender or the Administrative Agent, such contest would be disadvantageous to such Lender or the Administrative Agent. In pursuing a contest in the Lender’s or the Administrative

Agent’s name, such Lender or the Administrative Agent will be represented by counsel of such Lender’s or the Administrative Agent’s choice, and will defend against, settle or otherwise control the contest and will not relinquish control or decision making over the contest.

(h) Any Lender claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to minimize such additional amounts and to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender be otherwise notably disadvantageous to such Lender. The Borrowers shall reimburse such Lender for such Lender’s reasonable expenses incurred in connection with such change or in considering such a change in an amount not to exceed the Borrowers’ pro rata share of such expenses based on such Lender’s unused Commitments and Loans to the Borrowers and the total lending commitments and total loans of such Lender, to its similarly situated customers.

SECTION 2.13. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise) on account of the Loans owing to it (other than pursuant to Section 2.09, 2.12, 8.01(b), 8.04(d) or 8.07) in excess of its ratable share of payments on account of the Loans, such Lender shall forthwith notify the Administrative Agent of such fact and purchase from the other Lenders such participations in the Loans owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender by delivering payment pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

SECTION 2.14. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Loans. Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to such Lender, such Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the outstanding Loans of such Lender.

(b) The Register maintained by the Administrative Agent pursuant to Section 8.07(d) shall include (i) the date and amount of each Borrowing, the Type of Loans comprising each Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from each Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above,

shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.

SECTION 2.15. Fees.

(a) Commitment Fee. If the Funding Date has not occurred on or prior to January 26, 2009, the Borrowers shall pay to the Administrative Agent for the account of each Lender (other than any Lender that fails to fund any portion of the Loans required to be funded by it hereunder, unless such failure has been cured) a commitment fee on the daily average unused amount of the Commitment of such Lender, for each day during the period from and including January 26, 2009 to and including the last day of the Availability Period, at a rate equal to (i) 0.250% per annum at all times on or prior to April 30, 2009 and (ii) 0.375% per annum at all times after April 30, 2009. The commitment fee shall accrue at all times during such period, including at any time during which one or more of the conditions in Article III is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the date hereof, and on the last day of the Availability Period. It is understood and agreed that any provision of the Commitment Letter or Exhibit A attached thereto providing for the payment of a commitment fee shall be superseded by this Section 2.15(a) in all respects from and after the date hereof. Such fees shall be fully earned upon becoming due and payable and shall not be refundable for any reason whatsoever.

(b) Duration Fees. On each Duration Fee Payment Date, the Borrowers shall pay to the Administrative Agent for the account of each Lender a duration fee equal to the aggregate principal amount of the Loans of such Lender outstanding on such Duration Fee Payment Date times the Applicable Duration Fee Rate in effect on such Duration Fee Payment Date. Such fees shall be fully earned upon becoming due and payable and shall not be refundable for any reason whatsoever.

(c) Structuring Fees. The Borrowers shall timely pay such structuring fees and upfront structuring fees as separately agreed and set forth in the Term Sheet, which fees shall be fully earned as separately agreed therein and shall not be refundable for any reason whatsoever.

(d) Other Fees. The Borrowers shall timely pay such fees as separately agreed in the Agency Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Effectiveness; Initial Conditions Precedent to Borrowing. The obligation of each Lender to make Loans hereunder shall become effective on and as of the date (the “Effective Date”) on which this Agreement shall have been executed and delivered by the Borrowers and such Lenders. The obligation of each Lender to make a Loan on the Funding Date shall be subject to the satisfaction, on the Effective Date, of the following conditions precedent:

(a) There shall have occurred no Material Adverse Change since December 31, 2007.

(b) There shall exist no action, suit, investigation, litigation or proceeding affecting Cellco or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) is initiated by any Person other than a Lender in its capacity as a Lender that purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(c) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(d) The Borrowers shall have paid all invoiced fees and expenses of the Administrative Agent and the Lenders (including the invoiced fees and expenses of counsel to the Administrative Agent) that are due and payable on or prior to the Effective Date.

(e) On the Effective Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of each Borrower, dated the Effective Date, stating that:

(i) Between December 31, 2007 and the Effective Date, there has been no Material Adverse Change,

(ii) There is no pending or (to the knowledge of any Borrower) threatened action or proceeding, including, without limitation, any Environmental Action, affecting any Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that is reasonably likely to have a Material Adverse Effect,

(iii) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(iv) No event has occurred and is continuing that constitutes a Default.

(f) The Administrative Agent shall have received on or before the Effective Date the following, each dated the Effective Date, in form and substance satisfactory to the Administrative Agent and (except for Notes) in sufficient copies for each Lender:

(i) The Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.14.

(ii) Certified copies of the resolutions of the Board of Directors of each Borrower approving the transactions contemplated by this Agreement and the execution and delivery of this Agreement and the Notes, if any, and of all documents evidencing other necessary partnership or limited liability company action and governmental approvals, if any, with respect to this Agreement and such Notes.

(iii) A certificate of the Secretary or an Assistant Secretary of each Borrower certifying the names and true signatures of the officers of such Borrower authorized to sign this Agreement and the Notes, if any, and the other documents to be delivered hereunder.

(iv) A favorable opinion of the General Counsel or the Deputy General Counsel for the Borrowers, covering the matters set forth in Exhibit D hereto.

(v) A favorable opinion of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to Bank of America, N.A., in its capacity as Administrative Agent, in form and substance satisfactory to the Administrative Agent.

(g) The Administrative Agent shall have received on or before the Effective Date the financial statements described in Section 4.01(e), in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 3.02. Further Conditions to Borrowing. The obligation of each Lender to make a Loan on the Funding Date shall be subject to the further conditions that the Effective Date shall have occurred and on the Funding Date the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the applicable Borrower of the proceeds of the Borrowing shall constitute a representation and warranty by the Borrowers that on the Funding Date such statements shall be true):

(a) the representations and warranties contained in Section 4.01 (other than those contained in Sections 4.01(f)(i) and (g), as to which no representation is made other than on and as of the Effective Date) are correct on and as of the Funding Date before and after giving effect to the Borrowing and to the application of the proceeds therefrom, as though made on and as of the Funding Date (except to the extent that any such representation or warranty relates to a specific earlier date in which case it was true as of such earlier date),

(b) no event has occurred and is continuing, or would result from the Borrowing or from the application of the proceeds therefrom, that constitutes a Default,

(c) the Acquisition is being consummated on the Funding Date pursuant to the Merger Agreement (it being understood that such consummation may occur after the Loans are made on the Funding Date) and the condition contained in Section 6.2(c) of the Merger Agreement that (subject to the matters described therein), since December 31, 2007, there shall not have been any fact, circumstance, event, change, effect or occurrence that constitutes a “Material Adverse Effect” (as defined in the Merger Agreement) on the Acquired Business has not been waived, amended, supplemented or otherwise modified without the consent of the Required Lenders, and

(d) the Borrowers have paid (or are simultaneously paying) all invoiced fees and expenses of the Administrative Agent and the Lenders (including the invoiced fees and expenses of counsel to the Administrative Agent) that are unpaid and are due and payable on or prior to the Funding Date.

SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the Effective Date specifying its objection thereto. The Administrative Agent shall promptly notify the Lenders and the Borrowers of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrowers. Each Borrower represents and warrants as follows:

(a) Such Borrower is, in the case of Cellco, a partnership, and, in the case of Capital LLC, a limited liability company, in each case duly organized under the laws of the State of its organization.

(b) The execution, delivery and performance by such Borrower of this Agreement and the Notes, if any, and the consummation of the transactions contemplated hereby and thereby, are within such Borrower’s organizational powers, have been duly authorized by all necessary organizational action, and do not contravene (i) such Borrower’s organizational documents or (ii) any law or any contractual restriction binding on or affecting such Borrower.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by such Borrower of this Agreement or the Notes, if any.

(d) This Agreement has been, and each of the Notes, if any, when delivered hereunder will have been, duly executed and delivered by such Borrower. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of such Borrower enforceable against such Borrower in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

(e) The Consolidated balance sheet of Cellco as at December 31, 2007, and the related Consolidated statements of income and cash flows of Cellco for the fiscal year then ended, accompanied by the opinion(s) of one or more firms of independent certified public accountants of recognized national standing, and the Consolidated balance sheet of Cellco as at September 30, 2008, and the related Consolidated statements of income and cash flows of Cellco for the portion of the fiscal year then ended, duly certified (subject to year end audit adjustments and the absence of footnotes) by the chief financial officer, treasurer or controller of Cellco, copies of each of which have been furnished to the Administrative Agent, fairly present, in all material respects, the Consolidated financial condition of Cellco as at each such date and the Consolidated results of the operations of Cellco for the periods ended on each such date, all in accordance with generally accepted accounting principles consistently applied.

(f) There is no pending or (to the knowledge of such Borrower) threatened action, investigation or proceeding, including, without limitation, any Environmental Action, affecting Cellco or any of its Subsidiaries before any court, governmental agency or arbitrator that is initiated by any Person other than a Lender in its capacity as a Lender (i) that is reasonably likely to have a Material Adverse Effect or (ii) that purports to affect the legality, validity or enforceability of this Agreement or any Note.

(g) No Material Adverse Change has occurred since December 31, 2007.

(h) None of the Borrowers nor any of the Restricted Subsidiaries is an Investment Company, as such term is defined in the Investment Company Act of 1940, as amended.

(i) No part of the proceeds of any Loans will be used in any manner that would result in a violation of Regulation U or X, issued by the Board of Governors of the Federal Reserve System, as now and from time to time hereafter in effect.

(j) Set forth on Schedule 4.01(j) hereof is a list of Subsidiaries of Cellco that, for the most recent fiscal quarter of Cellco, in the aggregate, together with Cellco, accounted for not less than 65% of total revenues and sales as shown on the Consolidated financial statements of Cellco for such fiscal quarter.

ARTICLE V

COVENANTS OF THE BORROWERS

SECTION 5.01. Affirmative Covenants. So long as any Loan shall remain unpaid or any Lender shall have any Commitment hereunder, each of Cellco and, with respect to the covenants set forth in subsections (d), (e), (i)(vii) and (j) of this Section 5.01, Capital LLC will:

(a) Compliance with Laws, Etc. Comply, and cause each of the Restricted Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of the Restricted Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that Cellco and the Restricted Subsidiaries shall not be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors and the aggregate of such Liens would have a Material Adverse Effect.

(c) Maintenance of Insurance. Maintain, and cause each of the Restricted Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which Cellco or such Restricted Subsidiary operates; provided, however, that each of Cellco and the Restricted Subsidiaries may self insure to the extent consistent with prudent business practice.

(d) Preservation of Existence, Etc. Preserve and maintain, and, only in the case of Cellco, cause each of the Restricted Subsidiaries to preserve and maintain, its corporate (including partnership, limited liability company or other legal organizational) existence, rights (charter and statutory, if applicable) and franchises; provided, however, that the Borrowers and the Restricted Subsidiaries may consummate any transaction permitted under Section 5.02(b) and provided further that none of the Borrowers nor any of the Restricted Subsidiaries shall be required to preserve any right or franchise if the senior management of such Borrower or of such Restricted Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Borrower or such Restricted Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to such Borrower or such Restricted Subsidiary.

(e) Visitation Rights. During normal business hours and upon not less than five days’ notice, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of (excluding any confidential information), and visit the properties of, such Borrower and, only in the case of Cellco, any of the Restricted Subsidiaries, and to discuss the affairs, finances and accounts of such Borrower and, only in the case of Cellco, any of the Restricted Subsidiaries with the appropriate representatives of such Borrower and together with the appropriate representatives of such Borrower’s independent certified public accountants; provided that the Administrative Agent and the Lenders may make copies of and abstracts from the records and books of account only at times when a Default has occurred and is continuing.

(f) Keeping of Books. Keep, and cause each of the Restricted Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of Cellco and each such Restricted Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of the Restricted Subsidiaries to maintain and preserve, its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(h) Transactions with Affiliates. Conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of its Affiliates on terms that are fair and reasonable and no less favorable to Cellco or such Restricted Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate except where the failure to do so, in the aggregate, would not have a Material Adverse Effect.

(i) Reporting Requirements. Furnish to the Administrative Agent to make available (and the Administrative Agent agrees to make available and so deliver copies thereof) to each Lender (it being understood that each such deliverable shall be subject to the confidentiality provisions of Section 8.14 hereof):

(i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of Cellco, the Consolidated balance sheet of Cellco as of the end of such quarter and the Consolidated statements of income and cash flows of Cellco for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year end audit adjustments) by the chief financial officer, treasurer or controller of Cellco as having been prepared in accordance with generally accepted accounting principles;

(ii) as soon as available and in any event within 120 days after the end of each fiscal year of Cellco, a copy of the annual audit report for such year for Cellco, containing the Consolidated balance sheet of Cellco as of the end of such fiscal year and the Consolidated statements of income and cash flows of Cellco for such fiscal year, in each case accompanied by the opinion(s) reasonably acceptable to the Required Lenders of one or more firms of independent certified public accountants of nationally recognized standing;

(iii) as soon as possible and in any event within five Business Days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer, treasurer or controller of Cellco setting forth details of such Default and the action that Cellco has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all quarterly and annual reports and proxy solicitations that Cellco sends to any of its securityholders, and copies of all reports on Form 8-K that Cellco files with the SEC (other than reports on Form 8-K filed solely for the purpose of incorporating exhibits into a registration statement previously filed with the SEC);

(v) prompt notice of all actions and proceedings before any court, governmental agency or arbitrator affecting Cellco or any of its Subsidiaries of the type described in Section 3.01(b);

(vi) simultaneously with the delivery of each set of financial statements referred to in clauses (i) and (ii) above, a certificate of the chief financial officer, treasurer or controller of Cellco setting forth in reasonable detail the calculations required to establish whether Cellco was in compliance with the requirements of Section 5.02(d) on the date of such financial statements; and

(vii) such other information respecting any Borrower or any of the Restricted Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

Reports required to be delivered pursuant to clauses (i), (ii), (iv) and (vi) above for Cellco shall be deemed to have been delivered on the date on which Cellco posts such reports on any of www.sec.gov, www.verizonwireless.com or www.verizon.com or on Intralinks (or another similar website for purposes of posting information to the Lenders to which the Administrative Agent and the Lenders have access) and such posting shall be deemed to satisfy the reporting requirements of clauses (i), (ii), (iv) and (vi) above. In every instance Cellco shall provide paper copies of the deliverables required by clauses (iii) and (v) above to the Administrative Agent until such time as the Administrative Agent shall have provided Cellco written notice otherwise.

(j) Use of Proceeds. The proceeds of the Loans will be used by the Borrowers to finance (1) the Acquisition, (2) the purchase, repurchase, redemption, acquisition or other retirement or refinancing of any indebtedness, and/or payments in connection with hedging arrangements, of the Acquired Business and/or (3) all other transactions relating to any of the foregoing (including payment of fees and expenses in connection with any of the foregoing); provided that such proceeds will first be used to finance (x) the purchase, repurchase, redemption, acquisition or other retirement or refinancing of the Alltel Term Debt and (y) at the Borrowers’ option, to the extent the amount of such proceeds exceeds the amount of the Alltel Term Debt, the Acquisition (it being understood that the use of proceeds under this clause (y) may be made prior to the use of proceeds under the preceding clause (x)). It is understood that, pending final application of such proceeds, all or part of such proceeds may be maintained on deposit in money market or deposit accounts or otherwise be temporarily invested; provided that such final application shall occur within ten days of the Funding Date. The proceeds of the Loans shall not be used for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System). After applying the proceeds of the Loans, not more than 25% of the value (as determined by any reasonable method) of the assets of each Borrower shall be represented by margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System). Neither the Administrative Agent nor the Lenders shall have any responsibility as to the use of any proceeds of the Loans.

SECTION 5.02. Negative Covenants. So long as any Loan shall remain unpaid or any Lender shall have any Commitment hereunder, each of Cellco and, with respect to the covenant set forth in subsection (b) of this Section 5.02, Capital LLC will not:

(a) Liens, Etc. Create or suffer to exist any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or on any of the income or profits therefrom unless it shall have made effective provision whereby the Loans shall be secured by such Lien equally and ratably with any and all obligations and Debt so secured so long as such obligations and Debt are so secured, provided that nothing in this Section 5.02 shall be construed to prevent or restrict the following:

(i) Permitted Liens,

(ii) purchase money Liens upon or in any real property or equipment acquired or held by Cellco in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition or conditional sales or other similar title retention agreements with respect to property hereafter acquired or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,

(iii) the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto,

(iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with Cellco, provided that (A) to the extent such Liens were created at a time when such Person was a Subsidiary or an Affiliate of Cellco, such Liens attach solely to the properties or assets subject to such Liens immediately prior to such merger, consolidation or acquisition, (B) any such Liens that were created during the period immediately prior to such merger, consolidation or acquisition were created in the ordinary course of business of such Person and (C) the Debt secured by such Liens does not exceed the fair market value of the assets (including intangible assets) of such Person so merged into or consolidated with Cellco,

(v) Liens to secure Debt issued by Cellco in connection with a consolidation or merger of Cellco with or into any of its Affiliates in exchange for or otherwise in substitution for long-term senior secured Debt of such Affiliate (without increase in the amount or extension of the final maturity date of the Debt of such Affiliate), and

(vi) the replacement, extension or renewal of any Lien permitted by clauses (iii) and (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or extension of the final maturity date) of the Debt secured thereby.

(b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or, only in the case of Cellco, permit any of the Restricted Subsidiaries to do so, except that (i) any Restricted Subsidiary may merge or consolidate with or into, or dispose of assets to, any other Restricted Subsidiary, (ii) any Restricted Subsidiary may merge into or dispose of assets to any Borrower, (iii) the Restricted Subsidiaries may merge into, consolidate with or dispose of assets to Persons other than the Borrowers and the Restricted Subsidiaries so long as, after giving effect to such transaction, the group of the Restricted Subsidiaries, taken as a consolidated whole, has not disposed of all or substantially all of its assets, (iv) any Borrower may merge with any of the Restricted Subsidiaries so long as the surviving Person assumes all obligations of such Borrower hereunder and under the Notes, the documentation evidencing such assumption of obligations is reasonably satisfactory to the Required Lenders and such surviving Person has a Public Debt Rating from at least two of Moody’s, S&P and Fitch of better than or equal to Baa2, BBB and BBB, respectively, provided that, at least one of the ratings shall be from S&P or Moody’s and provided further that, in the case of the foregoing clause (iv), no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom, and (v) Capital LLC may merge into Cellco so long as Cellco expressly assumes all obligations of Capital LLC hereunder and under the Notes.

(c) Accounting Changes. Make or permit, or permit any of the Restricted Subsidiaries to make or permit, any change in accounting policies or reporting practices, except (i) as required or permitted by GAAP, (ii) to implement IFRS pursuant to Section 1.03(b) or (iii) where the effect of such change, together with all other changes in accounting policies or reporting practices made pursuant to this clause (iii) since the Effective Date, is immaterial to Cellco and its Subsidiaries taken as a whole.

(d) Leverage Ratio. Permit the Leverage Ratio on the last day of any fiscal quarter to exceed 3.25 to 1.0.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Event of Default”) shall occur and be continuing:

(a) Any Borrower shall fail to pay any principal of any Loan when the same becomes due and payable; or any Borrower shall fail to pay any interest on any Loan within three Business Days after the same becomes due and payable; or any fees or other amounts payable under this Agreement or any Note are not paid within three Business Days after the same become due and payable; or

(b) Any representation or warranty made or deemed made by any Borrower herein or by any Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

(c) (i) Any Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e), (h), (i)(iii), (i)(v), or (j) or 5.02 required to be performed or observed by it, (ii) any Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(i) (other than clauses (iii) and (v) thereof) required to be performed or observed by it if such failure shall remain unremedied for five Business Days after written notice thereof shall have been given to such Borrower by the Administrative Agent or any Lender or (iii) any Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement required to be performed or observed by it and such failure shall remain unremedied for 30 days after written notice thereof shall have been given to such Borrower by the Administrative Agent or any Lender; or

(d) Any Borrower or any of the Restricted Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or, in the case of Hedge Agreements, net amount of at least $200,000,000 in the aggregate (but excluding Debt outstanding hereunder) of such Borrower or such Restricted Subsidiary, as the case may be (the “Requisite Amount”), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the later of five Business Days and the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any such Debt aggregating the Requisite Amount shall be declared due and payable or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt aggregating the Requisite Amount and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt aggregating the Requisite Amount shall be required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, in each case prior to the stated maturity thereof where the cause of such prepayment, redemption, purchase or defeasance is the occurrence of an event or condition that is premised on a material adverse deterioration of the financial condition, results of operations or properties of such Borrower or such Restricted Subsidiary, provided that with respect to Debt aggregating the Requisite Amount of the types described in clauses (h) or (i) of the definition of “Debt” and to the extent such Debt relates to the obligations of any Person other than a Restricted Subsidiary, no Event of Default shall occur so long as the payment of such Debt is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; or

(e) Any Borrower or any of the Restricted Subsidiaries shall generally not pay its respective debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Borrower or any of the Restricted Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Borrower or any of the Restricted Subsidiaries shall take any corporate (or other organizational) action to authorize any of the actions set forth in this subsection (e) under any law relating to bankruptcy, insolvency or reorganization or relief of debtors; or

(f) Any judgment or order for the payment of money in excess of $200,000,000 shall be rendered against any Borrower or any of the Restricted Subsidiaries and enforcement proceedings shall have been commenced by any creditor upon such judgment or order for which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this subsection (f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer or insurers covering payment thereof, (ii) such insurer shall be rated, or, if more than one insurer, at least 90% of such insurers as measured by the amount of risk insured shall be rated, at least “A-” by A.M. Best Company or its successor or its successors and (iii) such insurer(s) has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(g) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of Verizon (or other securities convertible into such Voting Stock) representing more than 50% of the combined voting power of all Voting Stock of Verizon; (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24 month period were directors of Verizon, together with individuals nominated or appointed to the board of directors of Verizon by a majority of the directors then still in office who were either directors at the beginning of such 24-month period or whose nomination or appointment was previously so approved, shall cease for any reason (other than solely as a result of (A) death or disability or (B) voluntary retirement or resignation of any individual in the ordinary course and not for reasons related to an actual or proposed change of control of Verizon) to constitute a majority of the board of directors of Verizon; (iii) Cellco shall cease to be a Subsidiary of Verizon; or (iv) Capital LLC shall cease to be a wholly-owned Subsidiary of Cellco (other than in the case of a merger of Capital LLC into Cellco in accordance with Section 5.02(b)(v)); or

(h) Any Borrower or its ERISA Affiliates shall incur, or shall be reasonably likely to incur, liability that would have a Material Adverse Effect as a result of one or more of the following: (i) the occurrence of any ERISA Event with respect to any Borrower; (ii) the partial or complete withdrawal of such Borrower or its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;

then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, (1) declare the Commitments to be terminated, whereupon the Commitments shall forthwith terminate and/or (2) declare the Loans, all interest thereon and all other amounts payable under this Agreement by each Borrower to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable by the Borrowers, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, the Commitments shall automatically terminate and the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01. Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as otherwise expressly set forth herein, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Borrower shall have rights as a third party beneficiary of any of such provisions.

SECTION 7.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 7.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 6.01 and 8.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 7.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 7.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrowers so long as no Default has occurred and is continuing (such consent not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $5,000,000,000. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Administrative Agent may, on behalf of the Lenders with the consent of the Borrowers so long as no Default has occurred and is continuing (such consent not to be unreasonably withheld or delayed), appoint a successor Administrative Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Lenders, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Lender Appointment Period notify the Borrowers and the Lenders that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 7.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 7.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Syndication Agents, the Co-Documentation Agents or the Joint Lead Arrangers and Joint Bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

SECTION 7.09. Administrative Agent May File Proofs of Claim

. In case of the pendency of any proceeding under any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally or any other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.15 and 8.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.15 and 8.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc.

(a) No amendment or waiver of any provision of this Agreement or any Notes, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrowers and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (i) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (A) waive any of the conditions specified in Section 3.01, (B) change the percentage of the Commitments of or the aggregate unpaid principal amount of the Loans, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (C) amend this Section 8.01 or (D) release any Borrower from its obligations under Section 8.17; and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender that has or is owed obligations under this Agreement or the Notes that are modified by such amendment, waiver or consent, (A) increase or extend the Commitment of such Lender or subject such Lender to any additional obligations (it being understood that any amendment, waiver or consent of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase or extension of the Commitment of any Lender), (B) reduce the principal of, or interest on, the Loans made by such Lender, fees or other amounts payable hereunder to such Lender, (C) postpone any date fixed for any payment of principal of, or interest on, the Loans made by such Lender, fees or other amounts payable hereunder to such Lender or (D) waive the application of Section 2.13 or otherwise change Section 2.04, Section 2.08, Section 2.11 or Section 2.13 in a manner that would alter the pro rata sharing of any payment or reduction in the

Commitments required thereby and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

(b) Each Lender grants (x) to the Administrative Agent the right (which right may be exercised by the Administrative Agent in its sole discretion) to purchase all (but not less than all) of such Lender’s unused Commitments and Loans owing to it, and the Notes held by it and all of its rights and obligations hereunder at a price equal to the aggregate amount of outstanding Loans owed to such Lender (together with all accrued and unpaid interest and fees owed to such Lender), and (y) to the Borrowers the right (which right may be exercised by the Borrowers in their sole discretion) to cause an assignment of all (but not less than all) of such Lender’s unused Commitments and Loans owing to it and the Notes held by it and all of its rights and obligations hereunder to Eligible Assignees, which right may be exercised by the Administrative Agent (in its sole discretion) or the Borrowers (in their sole discretion), as the case may be, if such Lender refuses to execute any amendment, waiver or consent which requires the written consent of all the Lenders or all of the affected Lenders and to which the Required Lenders, the Administrative Agent and the Borrowers have agreed. Each Lender agrees that if the Administrative Agent or the Borrowers, as the case may be, exercises its option hereunder, it shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 8.07.

(c) Cellco may amend, supplement or otherwise modify Schedule 4.01(j) hereto at any time by notice to the Administrative Agent, provided that immediately after giving effect to any such revised Schedule 4.01(j) no Default shall have occurred and be continuing and the representation and warranty made in Section 4.01(j) shall be true.

SECTION 8.02. Notices, Communications and Treatment of Information.

(a) Notices.

(i) All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(1)	if to any Borrower,

Cellco Partnership

Verizon Wireless Capital, LLC

One Verizon Way, VC43E029, Basking Ridge, NJ 07920

Attention of: John Townsend (fax no. 908-559-7805)

With a copy to: Steven E. Zipperstein (fax no. 908-559-7397)

(2)	if to the Administrative Agent,

Administrative Agent’s Office

(for payments and Notices of Borrowing):

Bank of America, N.A.

901 Main Street, 14th Floor

TX1-492-14-11

Dallas, TX 75202

Attention of: Nita Gerstung (fax no. 214-290-9478; tel. no. 214-209-

9126; electronic mail: nita.gerstung@bankofamerica.com)

Other Notices as Administrative Agent:

Bank of America, N.A.

901 Main Street, 14th Floor

TX1-492-14-11

Dallas, TX 75202

Attention of: Antonikia Thomas

(fax no. 877-206-8432; tel. no. 214-209-1569; electronic mail:

antonikia.l.thomas@bankofamerica.com)

(3)	if to any other Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire;

or at such other address as shall be notified in writing (x) in the case of the Borrowers and Administrative Agent, to the other parties hereto and (y) in the case of all other parties hereto, to the Borrowers and the Administrative Agent.

(ii) All notices, demands, requests, consents and other communications described in clause (i) shall be effective (1) if delivered by hand, including any overnight courier service, upon personal delivery, (2) if delivered by mail, when deposited in the mails, (3) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 8.02(b) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (4) if delivered by posting to a website specified in Section 5.01(i), when such notice, demand, request, consent or other communication shall have been made available on such website to the Administrative Agent and the Lenders and the Administrative Agent and the Lenders have been notified in respect of such posting that a communication has been posted to such website and (5) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (i); provided that notices and communications to the Administrative Agent pursuant to Article II or Article VII shall not be effective until received by the Administrative Agent.

(iii) Notwithstanding clauses (i) and (ii) (unless the Administrative Agent requests that the provisions of clause (i) and (ii) be followed or if any Borrower elects to effect delivery of a communication pursuant to clause (ii)(4) above) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Borrowers shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to antonikia.l.thomas@bankofamerica.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrowers. Nothing in this clause (iii) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to any Borrower in any manner authorized in this Agreement or to request that any Borrower effect delivery in such manner.

(b) Posting of Approved Electronic Communications.

(i) Each of the Lenders and each Borrower agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent in its reasonable judgment to be its electronic transmission system (the “Approved Electronic Platform”).

(ii) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each Borrower acknowledge and agree that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and each Borrower hereby approve distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and, except with respect to any such distribution found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or any of its Related Indemnity Persons, assumes the risks of such distribution.

(iii) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES (COLLECTIVELY, THE “AGENT’S GROUP”) WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT

PARTIES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(iv) Each of the Lenders and each Borrower agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

(c) Treatment of Information.

(i) Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Borrowers or their securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender, by participating in any conversations or other interactions with a Lender or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Lender may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent nor any of its Related Parties (1) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender has or has not limited its access to Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender’s compliance with applicable laws related thereto or (2) shall have, or incur, any liability to any Borrower or Lender or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender other than as found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or any of its Related Parties.

(ii) Each Borrower agrees that (1) all Communications it provides to the Administrative Agent intended for delivery to the Lenders whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications are determined by the Borrowers not to contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (2) by marking Communications “PUBLIC,” each Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as either publicly available information or not material information (although such Communications remain subject to the confidentiality undertakings of Section 8.14) with respect to such Borrower or its securities for purposes of United States Federal and state securities laws, (3) all Communications marked “PUBLIC” may be delivered to all Lenders and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information,” and (4) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information” (and shall not post such

Communications to a portion of the Approved Electronic Platform designated “Public Side Information”). Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by any Borrower regarding whether a Communication contains or does not contain material non-public information with respect to any of the Borrowers or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Borrower, any Lender or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender that may decide not to take access to Restricting Information. Nothing in this Section 8.02(c) shall modify or limit a Person’s obligations under Section 8.14 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(iii) Each Lender acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(iv) Each Lender acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lenders generally. Each Lender that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lenders may have access to Restricting Information that is not available to such electing Lender. Each such electing Lender acknowledges the possibility that, due to its election not to take access to Restricting Information, it may not have access to any Communications (including, but not by way of limitation, the items required to be made available to the Administrative Agent specified in Section 5.01(i)) unless or until such Communications (if any) have been filed or incorporated into documents which have been filed with the SEC by Cellco or its parent corporations (to the extent that Cellco or its parent corporations shall from time to time be subject to the reporting requirements of the SEC). None of the Borrowers, the Administrative Agent nor any Lender with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender or to use such Restricting Information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(v) The provisions of the foregoing clauses of this Section 8.02(c) are designed to assist the Administrative Agent, the Lenders and the Borrowers in complying with their respective contractual obligations and applicable law in circumstances where certain Lenders express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lenders hereunder or thereunder may contain Restricting Information. Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that a Borrower’s or Lender’s adherence to such provisions will be sufficient to ensure compliance by such Borrower or Lender with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lenders and each Borrower assume the risks associated therewith.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses.

(a) The Borrowers agree to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Joint Lead Arrangers in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, audit and insurance expenses and (B) the reasonable fees and expenses of counsel for the Administrative Agent and the Joint Lead Arrangers with respect thereto and with respect to advising the Administrative Agent and the Joint Lead Arrangers as to their rights and responsibilities under this Agreement. Such expenses shall be paid by the Borrowers upon presentation of an itemized statement of account (after reasonable time for the Borrowers to review such statement of account), regardless of whether the transactions contemplated by this Agreement are consummated. The Borrowers further agree to pay on demand all costs and expenses of the Administrative Agent, the Joint Lead Arrangers and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Administrative Agent, the Joint Lead Arrangers and each Lender in connection with the enforcement of rights under this subsection (a).

(b) The Borrowers agree to indemnify and hold harmless the Administrative Agent, the Joint Lead Arrangers, each Lender, and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) the syndication of the credit facility established hereby, this Agreement, the Notes, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans or (ii) the actual or alleged presence of Hazardous Materials on any property of any Borrower or any of its Subsidiaries or any Environmental Action relating in any way to any Borrower or any of its Subsidiaries, in each case WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY, whether or not such investigation, litigation or proceeding is based on contract, tort or any other theory, whether or not it is brought by any Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense (A) is found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party or any of its Related Indemnity Persons or (B) arises from disputes among two or more Lenders (but not including any such dispute that involves a Lender to the extent such Lender is acting in any different capacity (i.e., the Administrative Agent or the Joint Lead Arrangers) under this Agreement or to the extent that it involves the Joint Lead Arrangers’ or the Administrative Agent’s syndication activities). The Borrowers also agree not to assert any claim against the Administrative Agent, the Joint Lead Arrangers, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement, the Notes, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.

(c) To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent or any Affiliate of the Administrative Agent or any of their respective officers, directors, employees, agents or advisors, each Lender severally agrees to pay to the Administrative Agent or such Affiliate, officer, director employee, agent or advisor, as the case may be, pro rata in accordance with such Lender’s outstanding Loans and unused Commitment or, if no Loans are outstanding and the Commitments have expired or been terminated, such Lender’s Commitment as most recently in effect (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such, or was incurred by or asserted against such Affiliate, officer, director employee, agent or advisor acting for the Administrative Agent in connection with such capacity, as the case may be.

(d) If any payment of principal of, or Conversion of, any Eurodollar Rate Loan is made by any Borrower (or pursuant to Section 8.01(b)) to or for the account of a Lender other than on the last day of the Interest Period for such Loan, as a result of a payment, prepayment (whether optional or mandatory) or Conversion pursuant to this Agreement or acceleration of the maturity of the Loans pursuant to Section 6.01, the Borrowers shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, Conversion or failure to prepay, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.

(e) Without prejudice to the survival of any other agreement of any Borrower hereunder, the agreements and obligations of the Borrowers contained in Sections 2.09, 2.12, and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes and termination of the Commitments.

SECTION 8.05. Right of Set off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 by the Required Lenders to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of Section 6.01 and notice to the Borrowers as required under Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement and any Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set off and application, provided that the failure to give such notices shall not affect the validity of such set off and application. The rights of each Lender and its Affiliates under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set off) that such Lender and its Affiliates may have.

SECTION 8.06. Binding Effect. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the

Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 8.07. Assignments and Participations.

(a) Each Lender may, with the consent of the Administrative Agent and the Borrowers (each such consent not to be unreasonably withheld or delayed and such consent of the Borrowers not to be required if an Event of Default under Section 6.01(a) or (e) has occurred and is continuing or if the applicable assignment is to a Lender or an Affiliate of a Lender) and, if demanded by the Administrative Agent or the Borrowers (w) pursuant to Section 8.01(b), (x) following a request for a payment to or on behalf of such Lender under Section 2.09 or 2.12, (y) following a notice given by such Lender pursuant to Section 2.10 or (z) if such Lender is a Defaulting Lender, in each case upon at least ten Business Days’ notice to such Lender and the Administrative Agent, will, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its unused Commitments and Loans owing to it and any Notes held by it), provided that the Borrowers may make demand with respect to a Lender that has given notice pursuant to Section 2.10 only if the Borrowers make such demand of all Lenders similarly situated that have given such notice and provided further that, (i) for any assignment during the period from the date hereof to (and including) the earlier of (x) February 28, 2009 and (y) the Funding Date, no assignment shall be permitted to any Person without the consent of the Borrowers acting in their sole discretion, unless an Event of Default has occurred and is continuing or unless the applicable assignment is to a Lender or an Affiliate of a Lender, (ii) each such assignment shall be of an equal percentage of the unused Commitment of and the outstanding Loans owing to the assigning Lender, (iii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an Affiliate of a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the unused Commitment of and the outstanding principal amount of the Loans owing to the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $25,000,000 or an integral multiple of $1,000,000 in excess thereof, (iv) each such assignment shall be to an Eligible Assignee, (v) each such assignment made as a result of a demand by the Borrowers shall be arranged by the Borrowers after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (vi) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrowers unless and until such Lender shall have received one or more payments from the Borrowers or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Loans owing to such Lender, together with accrued interest thereon to the date of payment of such principal and all other amounts that have accrued and are payable to such Lender under this Agreement, (vii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with a processing and recordation fee of $3,500 and any Notes subject to such assignment (provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment), and (viii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their respective Subsidiaries or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have (in addition to any such rights and obligations theretofore held by it) the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights other than rights of indemnification under Section 8.04 or otherwise relating to a time prior to the effective date of such Assignment and Assumption and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Assumption, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e), the most recent financial statements required to be delivered pursuant to Section 5.01(i) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Assumption executed by an assigning Lender, an assignee representing that it is an Eligible Assignee and the Borrowers, together with any Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit C hereto or is in such other form approved by the Administrative Agent and, so long as no Event of Default under Section 6.01(a) or (e) has occurred and is continuing, the Borrowers (such approval of the Borrowers not to be unreasonably withheld or delayed), (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers.

(d) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the unused Commitment of and the principal amount of the Loan owing to each Lender from time to time (the “Register”). Except as otherwise provided in Section 2.14(c), the entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The

Register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Each Lender may sell participations to one or more banks or other entities (other than any Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its unused Commitment and Loans owing to it and any Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the obligee of any such Loan for all purposes of this Agreement, (iv) the Borrowers, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by any Borrower therefrom, except that a Lender may agree with a participant as to the manner in which the Lender shall exercise the Lender’s rights to approve any amendment, waiver or consent to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(f) Any Lender may at any time, without the consent of the Administrative Agent, or the Borrowers, create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it, and any Note or Notes held by it and) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or have the effect of increasing the costs payable by the Borrowers.

(g) Notwithstanding anything to the contrary in subsection (a) above, any Lender may at any time, without the consent of, but with notice to, the Borrowers, assign all or part of its rights or obligations under this Agreement to any Affiliate of such Lender; provided, however, that no such assignment shall have the effect of increasing the costs payable by the Borrowers.

SECTION 8.08. SPV Designations.

(a) Notwithstanding anything to the contrary contained herein, any Lender (a “Designating Lender”) may grant to one or more special purpose funding vehicles (each, an “SPV”), identified as such in writing from time to time by the Designating Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of the Loan that such Designating Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make such Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Designating Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) the Designating Lender shall remain liable for any indemnity or other payment obligation with respect to its Commitment hereunder. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Designating Lender to the same extent, and as if, such Loan were made by such Designating Lender.

(b) As to any Loan or portion thereof made by it, each SPV shall have all the rights that a Lender making such Loan or portion thereof would have had under this Agreement; provided, however, that each SPV shall have granted to its Designating Lender an irrevocable power of attorney to deliver and receive all Communications and notices under this Agreement and to exercise on such SPV’s behalf all of such SPV’s voting rights under this Agreement. No additional Note shall be required to evidence the Loan or portion thereof made by an SPV; and the related Designating Lender shall be deemed to hold its Note, if any Note shall be issued hereunder to such Designating Lender, as agent for such SPV to the extent of the Loan or portion thereof funded by such SPV. In addition, any payments for the account of any SPV shall be paid to its Designating Lender as agent for such SPV.

(c) Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.

(d) In addition, notwithstanding anything to the contrary contained in this Section 8.08 or otherwise in this Agreement, any SPV may (i) at any time and without paying any processing fee therefor, assign or participate all or a portion of its interest in a Loan to the Designating Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of such Loan and (ii) disclose on a confidential basis any non-public information relating to its Loan to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV. This Section 8.08 may not be amended without the written consent of any Designating Lender affected thereby.

SECTION 8.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.11. Jurisdiction, Etc.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement, or the Notes in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.12. Waiver of Jury Trial. Each of the Borrowers, the Administrative Agent, the Joint Lead Arrangers and the Lenders hereby irrevocably waives all right to trial by jury in any action,

proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Administrative Agent, or any Lender in the negotiation, administration, performance or enforcement thereof.

SECTION 8.13. USA Patriot Act. Each Lender, as applicable, and each Joint Lead Arranger hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), they are required to obtain, verify and record information that identifies any Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or such Joint Lead Arranger to identify such Borrower in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective as to each Lender and each Joint Lead Arranger.

SECTION 8.14. Confidentiality. Each of the Administrative Agent, the Lenders and the Joint Lead Arrangers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Administrative Agent, such Lender or such Joint Lead Arranger, as the case may be, shall inform the Persons to whom such disclosure is made of the confidential nature of such Information and, in the case of any such disclosure to an Affiliate, director, officer or employee, cause compliance by such Persons with this Section), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent, such Lender or such Joint Lead Arranger, as the case may be, shall, unless prohibited by law, notify the Borrowers of any disclosure pursuant to this clause (c) as far in advance as is reasonably practicable under the circumstances, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to any Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Joint Lead Arranger or any of their respective Affiliates on a non-confidential basis from a source other than the Borrowers without a duty of confidentiality to any Borrower or its Subsidiaries having been breached to the knowledge of the Administrative Agent, such Lender or such Joint Lead Arranger, as the case may be. For purposes of this Section, “Information” means all information received from any Borrower or any of its Subsidiaries (including the Agency Fee Letter and any information obtained based on a review of the books and records of the Borrowers and their respective Subsidiaries) relating to any Borrower or any of its Subsidiaries or any of their respective businesses. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 8.15. No Fiduciary Duty. The Borrowers agree that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 8.16. Non-Recourse. No partner in Cellco shall have any liability hereunder to the Administrative Agent, the Joint Lead Arrangers or the Lenders and the Administrative Agent, the Joint Lead Arrangers and the Lenders shall have no recourse to the assets of any partner in Cellco in respect of Cellco’s obligations hereunder.

SECTION 8.17. Borrowers’ Obligations.

(a) Liability Joint and Several. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each Borrower hereby accepts joint and several liability under this Agreement and under the other Loan Documents in consideration of the financial accommodations to be provided by the Administrative Agent and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations. Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with each other Borrower, with respect to the payment of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due in accordance with the terms thereof (whether at stated maturity, by acceleration or otherwise), then in each such event, the other Borrower will jointly and severally make such payment with respect to such Obligations. Subject to the terms and conditions hereof, the Obligations of each Borrower under the provisions of this Section 8.17 constitute the absolute and unconditional, full recourse Obligations of each Borrower, enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, binding effect or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever, and irrespective of any circumstance whatsoever that might otherwise constitute a discharge or defense of a guarantor or surety (other than payment in full in cash of the relevant Obligations pursuant to the Loan Documents). As used in this Section, “Obligations” shall mean all monetary liabilities and obligations of every nature of the Borrowers from time to time owed to the Administrative Agent, the Joint Lead Arrangers, the Lenders or any of them under this Agreement or any other Loan Document, whether for principal, interest (including without limitation all interest and expenses accrued or incurred subsequent to the commencement of any bankruptcy or insolvency proceedings with respect to any Borrower, whether or not such interest or expenses are allowed as a claim in such proceeding), fees, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise. All Borrowers acknowledge and agree that the delivery of funds to any Borrower under this Agreement shall constitute valuable consideration and reasonably equivalent value to all Borrowers for the purpose of binding them and their assets on a joint and several basis for the Obligations.

(b) Obligations Independent. The joint and several obligations of each Borrower under this Section 8.17 are of payment and not of collection and are independent of the obligations of any other Borrower, and a separate action or actions may be brought against each Borrower whether or not action is brought against any other Borrower. The Administrative Agent may enforce this Agreement and the other Loan Documents against any Borrower without first making demand upon or instituting collection proceedings against any other Borrower.

(c) Obligations Unconditional. The obligations of the Borrowers under this Section 8.17 are absolute and unconditional, joint and several, and (in the case of any Borrower) irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of any other Borrower under this

Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any guarantee of or security for any of the Obligations, the release of any other Borrower, or the failure to perfect any lien or security interest granted to or in favor of any Person, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of any Borrower (other than payment in full in cash of the relevant Obligations pursuant to the Loan Documents), it being the intent of this Section 8.17 that the obligations of the Borrowers under this Section 8.17 shall be absolute and unconditional, joint and several, under any and all circumstances. Each Borrower hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, any Joint Lead Arranger or any Lender exhaust any right, power or remedy or proceed against any other Borrower or other Person under this Agreement or any other agreement or instrument referred to herein.

(d) Subrogation and Contribution. Without limiting the provisions of the following two paragraphs, each Borrower agrees not to seek payment directly or indirectly from another Borrower through a claim of indemnity, contribution, or otherwise with respect to any liability incurred by it under this Agreement or under any of the other Loan Documents, until the date upon which all Obligations have been indefeasibly paid in full and the Commitments have terminated. Any such claim which any Borrower may have against any other Borrower with respect to any payments to the Administrative Agent or the Lender under this Agreement or under any other Loan Documents is hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.

In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Borrower under Section 8.17(a) would otherwise, taking into account the preceding provisions of this Section 8.17(d), be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 8.17(a), then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Borrower, the Administrative Agent or any Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

(e) Reinstatement. The provisions of this Section 8.17 shall remain in effect until all of the Obligations shall have been indefeasibly paid in full and the Commitments shall have been terminated, provided that, in the event that all or any portion of the Obligations are paid by any Borrower, the obligations of all Borrowers under this Section 8.17 shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Person as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Obligations for all purposes under this Section 8.17.

SECTION 8.18. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 8.19. ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CELLCO PARTNERSHIP

By:	/s/ John Townsend
Name: John Townsend
Title: Vice President and Chief Financial Officer

VERIZON WIRELESS CAPITAL LLC

By:	/s/ John Townsend
Name: John Townsend
Title: Vice President and Chief Financial Officer

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ Renita Cummings
Name: Renita Cummings
Title: Assistant Vice President

LENDERS

BANK OF AMERICA, N.A.

By:	/s/ Lisa Webster
Name: Lisa Webster
Title: Vice President

CITIBANK, N.A.

By:	/s/ Shannon Sweeney
Name: Shannon Sweeney
Title: Vice President

MORGAN STANLEY BANK, N.A.

By:	/s/ Anish Shah
Name: Anish Shah
Title: Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Anish Shah
Name: Anish Shah
Title: Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Jose Carlos
Name: Jose Carlos
Title: Authorized Signatory

BARCLAYS BANK PLC

By:	/s/ David Barton
Name: David Barton
Title: Director

UBS AG, STAMFORD BRANCH

By:	/s/ Richard L. Tavrow
Name: Richard L. Tavrow
Title: Director

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By:	/s/ John Toronto
Name: John Toronto
Title: Director

By:	/s/ Shaheen Malik
Name: Shaheen Malik
Title: Associate

GOLDMAN SACHS BANK USA

By:	/s/ Alexis Maged
Name: Alexis Maged
Title: Authorized Signatory

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Vincent Fitzgerald
Name: Vincent Fitzgerald
Title: Managing Director

ROYAL BANK OF CANADA

By:	/s/ D.W. Scott Johnson
Name: D.W. Scott Johnson
Title: Authorized Signatory

THE BANK OF NOVA SCOTIA

By:	/s/ Brenda S. Insull
Name: Brenda S. Insull
Title: Authorized Signatory

EXPORT DEVELOPMENT CANADA

By:	/s/ Elaine Posthumus
Name: Elaine Posthumus
Title: Financing Manager – ICT

By:	/s/ Stephano Carrera
Name: Stephano Carrera
Title: Financing Manager – ICT

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Michael Richards
Name: Michael Richards
Title: Senior Vice President